Exhibit 99.1

NEWS RELEASE
APA CORPORATION ANNOUNCES EXECUTIVE LEADERSHIP UPDATES;
BEN C. RODGERS PROMOTED TO EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, OPERATIONAL LEADERS ADDED TO SUPPORT KEY PRIORITIES

HOUSTON, April 14, 2025 -- APA Corporation (Nasdaq: APA) today announced key updates to its executive leadership team.
Ben Rodgers has been named executive vice president and chief financial officer, effective May 12, 2025. In this role, he will oversee all financial activities and departments, including Accounting, Audit, Investor Relations, Planning, Tax and Treasury. Rodgers joined APA in 2018 and previously served as SVP, Finance and Treasurer. He also served as CFO of Altus Midstream and later as a director on the board of Kinetik Holdings Inc. He currently serves on the board of Khalda Petroleum Company, a joint venture between APA subsidiary Apache Corporation and Egypt Petroleum Company.
Steve Riney will continue in his role as president, overseeing asset development and operations. As part of Steve’s team, the company has added two key executives to help oversee operations.
Shad Frazier has joined as senior vice president, U.S. Onshore Operations, effective immediately. Shad has nearly 30 years of industry experience, most recently as vice president, Production Operations at Endeavor Energy Resources, LP. Previously, he held various leadership positions at Legacy Reserves and SandRidge Energy. He holds a petroleum engineering degree from Texas Tech University and a master’s degree in business administration from Oklahoma University.
Donald Martin will also be joining the company as vice president, Decommissioning, effective May 26, 2025. Donald has 20 years of operations and decommissioning portfolio experience, most recently as the head of decommissioning & projects at Spirit Energy E&P. He has also managed decommissioning at Canadian Natural Resources E&P. Donald holds a master’s degree with distinction in major programme management from Oxford University.
"I am pleased to welcome Ben to our executive leadership team. He has done a tremendous job and will bring valuable expertise to our financial operations,” said John J. Christmann, APA Corporation CEO. “I am also excited to welcome both Shad and Donald to the team. Their extensive experience and leadership will be instrumental in driving our operations forward."

APA CORPORATION ANNOUNCES EXECUTIVE LEADERSHIP UPDATES— PAGE 2 of 2

About APA

APA Corporation owns consolidated subsidiaries that explore for and produce oil and natural gas in the United States, Egypt and the United Kingdom and that explore for oil and natural gas offshore Suriname and elsewhere. APA posts announcements, operational updates, investor information and press releases on its website, www.apacorp.com.
Contacts
Investor:    (281) 302-2286
Media:    (713) 296-7276
Website:    www.apacorp.com

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